Exhibit 99.1

SB Financial Group
Third Quarter 2021 Results - Earnings Call
October 29, 2021, 11: 00 AM Eastern

CORPORATE PARTICIPANTS

Sarah Mekus - Investor Relations

Mark Klein - Chairman, President and Chief Executive Officer

Tony Cosentino - Chief Financial Officer

Ernesto Gaytan - Chief Technology Innovation Officer

Steve Walz - Chief Lending Officer

PRESENTATION

Operator

Good morning and welcome to the SB Financial Third Quarter 2021 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; Ernesto Gaytan, Chief Technology Innovation Officer; and Steve Walz, Chief Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ, materially, from those expressed or implied on our call, today.

We have identified a number of different factors within the forward-looking statements at the end of our earnings release, which you are encouraged to review.

SB Financial undertakes no obligation to update any forward-looking statement, except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Sarah, and good morning, everyone. Welcome to our third quarter conference call and webcast. Now, briefly at a high level, overall, we are quite pleased with our quarterly performance, as well as our year-to-date results.

For the quarter, we realized positive loan growth that has now expanded for two consecutive quarters, grew operating revenue, and improved earning asset yields and realized negative net charge-offs.

Year-to-date, we have expanded both total assets and total deposits by nearly double-digit percentages, achieved positive operating leverage, witnessed a decline in delinquencies to an all-time low and drove our allowance to non-performing loans to a record 3.5x.

We are certainly pleased with our progress and momentum but, of course, not satisfied.

Briefly at a high level for the quarter, net income $4.1 million, yielding an ROA of 1.23%, pre-tax pre-provision ROA 1.63%. Net interest income of $10 million was up 8.3% from the prior year, due to PPP forgiveness, loan growth and a 35% reduction in interest expense.

Loan balances from the linked quarter, excluding PPP effects, were up $21 million, or 10% annualized. This follows a similar $22 million increase in the prior quarter.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Deposits, quarter-over-quarter, continued to increase $21 million, up by $97 million, year-over-year. Expenses, down for the prior quarter, flat to the linked quarter; mortgage origination volume, $153 million, down 24%, year-over-year; key asset quality metrics, including non-performing assets at 42 basis points, and delinquent loans of just 35 basis points were improved both the prior year and linked quarter.

And finally, tangible book value now up to $17.55, a 11.6% increase, year-over-year, or $1.83.

Our five key strategic initiatives remain. We are impassioned by growing and diversifying net revenue, adding more scale organically, now again post-COVID and M&A, when prudent, more products and services, which would be scope, and of course, deploying technology and better technology for customized client care and communications.

And finally, the foundation of all high-performing companies, we feel asset quality. First, revenue diversity-this quarter, mortgage volume and loan sale gains were down from prior year 24% on volume, 51% on gains. For the last 12 months, we delivered $650 million in originations.

Our volume continues to be bolstered by our newer PCG fixed rate product, the 15.1 product that we announced the first of this year. And of course, we underwrite and book in-house at here, State Bank. We expect to close nearly $70 million in this product for the year.

Non-interest income decreased to $6.6 million from the prior year quarter of $10.4 million, but it’s up slightly, compared to the linked quarter. Current quarter includes a mortgage servicing recapture of $248,000, compared to a recapture of $326,000 third quarter of last year.

Non-interest income remained strong at that 40% mark that’s traditional for us and 2% of average assets. Our affiliate peak title contributed over $500,000 of revenue this quarter, and we anticipate a full year of over $2 million with net income approximately $400 million.

Our President Abby Waters Entertainment made great strides in doubling the revenue of this business line in three short years. We intend to leverage this to complement deeper into our core business lines and across all 14-county footprint.

The stock market expansion has certainly assisted our wealth management team to, consistently, amass assets under management at or above that $600 million mark.

This quarter’s levels are up by $66 million, or nearly 13% from the prior year, while providing over $959,000 of revenue, which is up 14% over the prior year. Year-to-date, wealth revenue is up nearly 19% from the prior year.

Second, more scale. Loan growth continued to show improvement in the quarter net of PPP pay-downs. PPP activities are winding down for our calling officers and the feeling on the ground in our markets is one of optimism, as we now have pivoted to servicing our clients and addressing their expansion plans.

Our recent expansion into the Edgerton, Ohio market continues to exceed our expectations. After just four months of operation, that we have opened nearly 200 lower cost core deposit accounts with balances of $3.7 million, booked loans of over $13 million, and have a pipeline now of loans and deposits of nearly $2 million.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

We continue to believe that capturing market share in our rural markets with our main street model that includes both bricks and clicks, positions us nicely to grow our presence and build long-term franchise value for our company.

Deposit levels continue to show growth and strength across all segments, including small business and consumer. Our clients, as I mentioned, have begun to slowly release their liquidity, as they gain confidence in a more normal post-COVID world and leverage record levels of liquidity to undertake expansion activities.

Third, deeper relationships-more scope. We ended the quarter with $10 million in PPP loans outstanding and, essentially, all of Phase 1 loans fully forgiven. We are all looking forward to the full forgiveness of the remaining PPP loans, yet this year, and freeing up our calling officers to return to more normal lending activities, in particular, SBA 7A lending that has all but disappeared with the onslaught of PPP and returned to our more traditional levels of $10 million to $15 million, annually.

We have begun internal discussions regarding 2022 budget and business plan and are, certainly, focused on expanding our presence into growing urban markets of Columbus and Indianapolis. We are confident that our disciplined client calling model and loan prospecting initiatives will yield additional growth opportunities in the coming year.

Operational excellence and client care and better communications is our fourth theme. A shift to purchase and construction lending in the mortgage arena accelerated, substantially, in the quarter, as that volume represented 61% of our total activity.

We expect origination volume to remain healthy in the coming quarter and anticipating over $600 million in origination for the full year. Our mortgage ecosystem is built for higher production and the variable here is the number of producers and not, necessarily, the volume.

Expense levels will tend to mirror our mortgage origination volume, as we continue to strive to make this business line more variable and operating costs on both the front and the back end.

We are in the final stages of implementing a new loan origination and CRM system and we anticipate operating costs will be elevated a bit in the short-term, until all operational efficiencies are realized, mid-2022.

As such, operating leverage for the quarter, compared to the prior year, is negative due to the decline in mortgage revenue. However, year-to-date revenue growth of 10.5% is 4.1x the 2.6 annual expense growth.

And finally, before I turn it over to Tony Cosentino, our CFO, for a more detailed comment to asset quality. We continue to have zero loans in COVID forbearance, and we feel very positive about the direction of our asset quality.

We believe our disciplined approach to lending during good times, as reflected in our palette of asset quality metrics, has helped us and our client base to withstand the effects of the recent downturn.

Our profitability in the past seven quarters has also enabled us to continue to build a healthy reserve level to 1.65% of total loans now for a year-over-year increase of 17%. Tony.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Tony Cosentino

Thanks, Mark and good morning again, everyone. Again, for the quarter, we had GAAP net income of $4.1 million, or $0.58 per diluted share.

Some of the highlights of the quarter include total operating revenue, down $3 million, or 15.3% as mortgage gains due to lower activity and lower gain on sale yields was lower by $4.1 million, or 51%.

We were able to offset the large mortgage variants, with higher wealth and deposit fees, which were up 14% and 11%, respectively. Loan sales delivered gains of $4 million from mortgage, small business and agriculture. And margin revenue was up 8.3%, due to the continued decline in funding costs, loan growth, as Mark pointed, out and PPP forgiveness.

Now, as we break down further, the third quarter income statement, beginning with our margin average loan yields for the quarter of 4.67% increased by 16 basis points from the prior year and were up 6 basis points from the linked quarter. Overall, earning asset yields were down 44 basis points, compared to the prior year, but were up 27 basis points from the linked quarter.

Those loan yields were impacted by the revenue from the PPP portfolio, which were $1.1 million in the quarter, compared to $780,000 for the linked quarter and $642,000 in the prior year quarter.

We have just $560,000 remaining in unamortized fees. And we fully expect that, essentially, all of these fees will be realized, by December 31 of this year.

On the funding side, we again reduced the cost of our interest-bearing liabilities from the prior year. For the quarter, that rate was 44 basis points, which is down from the prior year by 31 basis points and flat to the linked quarter.

Net interest margin at 3.21% was down 20 basis points from the prior year but up compared to the linked quarter by 27 basis points.

Accounting for that improvement from the linked quarter were our on-balance sheet loan growth, deployment of liquidity to higher earning assets, and continued aggressive control of interest expense.

Total interest expense costs were down $539,000, or 35% from the prior year. When we exclude the impact of PPP fees from both years, the third quarter margin would decline an additional 31 basis points to 2.8%.

On a year-to-date basis, our GAAP margin of 3.12% would be reduced, due to the PPP impact by 21 basis points to 2.86%. Total net interest income was down $3.8 million, or 36.2% for the prior year quarter, reflecting the significant decline in mortgage gain-on-sale.

We did continue to see good growth in the wealth arena, as well as customer service fees, as we have pointed out.

As we have discussed at length, mortgage gain-on-sale yields have trended down each quarter since their peak in the fourth quarter of 2020. The gain-on-sale yield for mortgage sales this quarter was 3.2%, which is a strong historical level, but well off the 4.9% that we realized in the third quarter last year.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Coupled with the lower levels of sales due to the private client 15.1 strategy Mark mentioned, has made annual comparisons of our mortgage operation challenging.

Our traditional servicing portfolio does continue to grow and is now at $1.34 billion and provided revenue for the quarter of $850,000. The market value of our mortgage servicing rights remains steady, this quarter, with a calculated fair value of 84 basis points. This fair value level was at 18 basis points from the prior year.

We now have the servicing rights balance of $11.2 million and remaining temporary impairment of $2 million. We would expect that the increases in market rates in the slowdown in prepayment speeds will continue to increase the value of those servicing rights.

As we turn to operating expenses for the full year, which were $33.2 million, they are up $840,000, or 2.6%, compared to the prior year first nine months. The prior year did include a $1.2 million one-time charge for merger costs related to the Edon merger. And when we adjust for these merger costs, operating costs would be up 6.7%.

Now as we turn to the balance sheet, our loan outstandings at September 30 stood at $847 million, which was 63.7% of the total assets of the company. As we have discussed, deposit levels continue to be above our expectations and have, certainly, impacted total asset growth.

Absent loan growth, we have reallocated cash balances to supplement our investment portfolio that now stands at $254 million and is up $118 million, or over 86% from the prior year.

As we look at our capital position, we finished the quarter at $144 million, which is up $2.9 million or 2.1% from September 30 of the prior year. And our equity to asset ratio stands at 10.9%.

The buyback continued at a brisk pace in the quarter, with 107,000 shares repurchased at an average price, slightly above tangible book value. With our market price just above tangible book value, our shares are well undervalued, in our opinion, and repurchasing aggressively at these prices, we feel is an effective strategy.

Of our $20 million in earnings in the last 12 months, we have allocated over $15 million on the buyback and dividends to our common shareholders.

By most metrics, the $300,000 in provision we took for the quarter was fairly aggressive, relative to the level of loan growth and, especially, considering the net recoveries we realized in the quarter.

Our mortgage and PPP earnings have allowed us the flexibility to increase reserves, as we enter a tougher rate cycle in 2022. In addition to the improvements in NPAs and delinquent loans, our criticized and classified loans are both down, nearly 9% from the linked quarter.

And as I conclude my remarks, I want to point out year-to-date, net income of $14.9 million is up $5.4 million, or 56%, compared to the prior year, with an anticipated solid fourth quarter, yet to report.

I will now turn the call back to Mark.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Mark Klein

Thank you, Tony. I want to conclude by acknowledging the dividend announcement we made last week of $0.115 per share, which equates to a payout ratio of roughly, 21% and a dividend yield of approximately, 2.4%.

Our capital strategy continues to include an appropriate return of capital to our shareholders and an aggressive buyback, as Tony mentioned of our stock.

I’ll now turn the call back to Sarah and we will open it up for questions. Sarah.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*”, then “1” on your telephone keypad. If you are using a speaker phone, please pick up your handset, before pressing the keys. To withdraw your question, pleaser press “*”, then “2”. At this time, we will pause, momentarily, to assemble our roster.

And the first question comes from Evan Lisle of Janney Montgomery Scott. Please go ahead.

Evan Lisle

Hey, guys. Yeah, this is Evan on for Brian. Good morning.

Mark Klein

Good morning. Good morning, Evan. Thanks for joining.

Evan Lisle

Thanks for having me. So, I guess to begin with, you guys mentioned you gave some color on mortgage and just originations are healthy for the quarter. And I was just curious on the outlook on mortgage production and then also on the gain-on-sale margins?

Mark Klein

Yeah, this is Mark. Evan, just at a high level, as I mentioned, we have built this thing for not only non-interest income but, in particular, mortgage lending. We like that $600 million to $650 million number. That’s what we’re built for. That’s what we’re looking for.

And as I mentioned, the variable here is the number of producers which were intent on finding to keep that number robust. So, it’s not a matter of what we can produce, it’s a matter of what we want and then we build a strategy of MLOs to go get it.

So, I like that number going into 2022, certainly, going to have some pressure on the downside on refinancings that have begun to decline, already. But clearly, we’ve got some nice products and some great markets for construction, as well as the purchase market that now is 61% of the volume. So, Tony, comments?

Tony Cosentino

Absolutely, yeah. Evan, I’d just add we are probably going to end 2021 with, call it, 45% of our volume in refinance. I would expect that’s going to trend to probably a 30% number, as we look out into 2022 of our total volume.

So, that’ll put some pressure on our origination levels, but as Mark talked about, we want to expand into some other markets, add originators and move forward on that. Gain-on-sale, we did 3.2% on a relative basis this quarter, which is down from where it was off the charts in 2020.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

We’re looking at that’s probably going to settle in the mid-2% range, as we look out the next six quarters or so, which I still think, historically, is a really a relatively pretty strong level of gain-on-sale.

Evan Lisle

Awesome. That’s very helpful. And just tying to your outlook on that, I know just on expenses, I know they’re kind of closely tied. Is there--with that outlook, is there a way of thinking about expenses moving into ‘22? Is it--if there’s going to be more production or volume is--is it going to be similar with expenses, or how is that going to trend?

Mark Klein

Tony.

Tony Cosentino

Yeah, I think at the top of the house, I think mortgage fortunately, unfortunately, drives a great deal of our expense side because we have gone almost exclusively variable, not only on the origination side, but also a little bit on our back-end incentive side.

I do think we’re going to have kind of elevated expenses a little bit. We’ve done a, relative to maybe what we see in the marketplace, we’ve really filled in a number of holes on the headcount side, in the last, call it, three to four months that were open positions for us.

And as we look into ‘22, we’ve already advertised that we put in nCino and Salesforce, which we think will help us from the origination and client expansion capabilities. But in the short-term, we’re going to have a little bit of elevated expense side on the technology front.

Evan Lisle

Okay, awesome. Thank you. And then next, I guess I kind of turned to loan growth. You guys had nice, annualized loan growth, this quarter. And I was just curious on your thoughts on this growth, moving forward, and just any color on the outlook on loan growth through the pipelines would be very helpful?

Mark Klein

Yeah, just a couple of comments and then our new Chief Lending Officer will tell us about the pipeline there a little bit. But generally speaking, Evan, we’ve always been content with that median level, pure growth of 5% to 7% median level. But of course, this last quarter, we began to accelerate to a 10% annualized pace.

So, we like that $75 million to $100 million number, all of the time. And we’re, finally, gathering a little different conversation from our clients from one of building liquidity to one of leveraging now and using that liquidity to expand and take on new projects.

So, things have been fairly robust, and I’d ask Steve Walz to give us a little color on the pipeline, as we see it across our entire footprint. Steve.

Evan Lisle

Good morning, Mark.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Steve Walz

Yeah, good morning, Evan. I would agree with Mark’s comments, there. We have had several conversations with borrowers who are expressing increased optimism about deploying some of that liquidity, that’s absent another COVID curveball, as we all know.

But we have clients reaching out to us expressing optimism about the year, ahead. Interest in borrowing making us aware, frankly, that we may have some purchases, we’re interested particularly on the equipment side, that when those things become available, when the supply chain normalizes, that we will see some activity.

So, I think we’ve got that $90 million to $100 million looking out in the pipeline and fourth quarter, more like $25 million we’re looking to fund. But again, feel good about the pipeline, as it stands.

We have had good conversation with borrowers, who are also all the PPP loans we did, we had new clients to the bank, obviously, in that case. And we are looking to mine those for opportunities, as well, to maintain that prudent growth strategy that we’ve always employed.

Evan Lisle

Thank you. Yeah, thanks for that color. And then kind of turning with that loan growth to just, this quarter, you saw margin expansion. And that was really driven by average on asset yields improvement, which were driven by partially benefit and your core loan yields.

So, I’m just curious, you had mostly stable funding costs. I’m just curious on the drivers on margin, like how do you think about these levers moving forward? And just where you see margin playing out over the next couple of quarters.

Tony Cosentino

Yeah, good point. I think the funding cost we feel has certainly hit the bottom of the curve. We were flat on deposit costs from the linked quarter, and I would suspect that’s going to stay in that same range. The majority of the funding that’s going to go away, I would suspect over the next two or three quarters is probably in that zero-cost funding level, and those clients, certainly on the business side start to utilize that.

So, I don’t think we’ll see much movement, going forward, on the funding side. But on the asset side, we were up 10 basis points from the linked quarter, if you net out PPP from both quarters. And I think of that, half of it was we had a little bit of a pickup from some non-performing interest on some non-performing loans that paid off in the quarter.

So, call it 5 basis points of core, NIM expansion, all driven by not only loan growth, but better yields on both, the bond side and the loan side.

So, I would just expect that level of growth and trend line to continue over the next two to three to four quarters, call it a 5 to 10 basis point improvement, as loan and loan growth start to pick up here, based upon our expectations.

Mark Klein

And Evan, this is Mark, just a high-level comment. As everyone knows, and we reported for many quarters now, that balance sheet of ours is clearly asset sensitive.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

So, we’ve borne the brunt of that, way down. We’re a bit optimistic that we can, potentially, move that a bit wide, as the yield curve steepens a bit, and as we continue to expand our balance sheet.

So, we’ve taken a little bit off the table and taking some duration risk on that NGL 15.1 or PCG 15.1 mortgage product.

And I think that’s done exactly what we wanted. We knew there would be a bit of a slowdown in the commercial arena in 2021. We knew we need to bolster that with another product, and we came up with that private client 15.1, and it’s been real nice for us and the quality of the client and the LTVs have been really good.

So, we’re pretty optimistic on where we find ourselves.

Evan Lisle

It’s awesome. And you guys mentioned, you mentioned PPP revenues netting out, but just an update on that. I think that grew $360,000 in the quarter. You guys, remaining, you have what $500,000? Is that right?

Tony Cosentino

Yeah. 550 of unamortized fees. I would suspect by the time we get to 1,231, we’re going to have maybe 20 loans left. They’re going to go to full kind of maturity payout, just because of whatever happened with their understanding of the program. But it’s going to be de minimis.

So, I would suspect the bulk of that 550 is going to go into our earnings in Q4 and will really be a totally clean slate on PPP in ‘22.

Evan Lisle

Awesome. Thank you. And then just kind of touching on liquidity has been in discussion. Just you guys saw more deposit growth this quarter. How are you guys thinking about balance sheet and just deposits, moving forward?

Mark Klein

Well, we’d like to think, Evan, we’re pretty good at what we’ve done. We’ve--we certainly aligned well with our treasury management services, which cleaned up a lot of the lending that we do in all of our markets.

So, here we are sitting with immense amount of liquidity and trying to deploy it in loans, albeit defaulting to the investment portfolio, unfortunately. But that said, that we continue to see that everyone is pretty insistent on retaining that liquidity.

But we’ve now, as I mentioned, begun to see a little bit of clients discovering the power of leverage, if you will, that they can take that 100,000 that they had in their checking and now levered into 1.10 million to one kind of thing at the outside.

And so, we’ve begun to have those conversations, which I think has led to the development of a $25 million production in the next 30 days to 45 days coming out the pipeline and then having a nice pipeline going into the middle of the fourth quarter.

So, we don’t see that going away. We see individuals spending the money, but profits are good-confidence is high. And we like our positioning, taking care of all of our clients. It’s been good.

Evan Lisle

Awesome. Thank you. That’s very helpful. And then I think just a couple of in-house questions for me. I know you guys mentioned your repurchase program. Just how many--how are you thinking about that, moving forward, at your current price? Do you--I know you just announced this increased dividend or just how are you thinking about, this moving forward? Just how many shares you have left on it, if you could remind me?

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

Mark Klein

Just a comment, Tony will give us all the details. Just at a high level, we talk about the strategy, and we look at the sub-debt we raised at 3.65%, $20 million, which sits at the holding company.

But the robust profit that we’ve realized has enabled us to, we think, make a good investment decision. We’re looking at potential M&A when you’re talking 130% to 140% of tangible book, and we can do our own at 105%. We think it’s a pretty merited strategy that we’ve been able to deploy, through profitability.

Tony, I’m not sure how much we have left?

Tony Cosentino

Yeah. So, we did 106,000, 107,000 in this quarter, which was down a little bit from the linked quarter. We still have 520,000 remaining, as we sit here, today. And we have done probably 50,000, thus far, in the month of October. So, I would suspect we are going to be on that pace of 150,000 to 200,000, a quarter.

So, we’ll probably be done with this allocation by June or July of 2022. And I think the Board and all of us feel that, at these prices, that this is phenomenal use of our capital, given our earnings stream. And we don’t anticipate backing off from our strategy.

Mark Klein

And just closing out the revenue, we continue to look at all of our capital strategies and how do we make sure that we’re recognized for our performance at that 8x or 9x, trailing 12 months, EPS is not terribly rewarding, but we think there’s a lot of embedded value, there.

So, we’re going to continue to look at all of our capital strategies to improve market cap and our presence in the market.

Evan Lisle

Awesome. Yeah. And to your point on M&A, just I guess we all know the dialogue has picked up in the industry. Have you noticed a pickup in dialogue, or have you had any interesting conversations? Just any color on that would be very helpful, as well.

Mark Klein

Yeah, we continue, Evan, to have meaningful conversations with individual banks that would be marginally smaller than us, certainly nothing on a parity basis, at this juncture. But that said, our currency doesn’t provide tons of paths to prosperity. But that said, we have certainly plenty of capital to get something done.

There’s a lot, I think, of opportunistic kind of potentials out there that we continue to talk with. We’re certainly not going to overpay. We’ve been very disciplined on how we build the franchise-organic, we think is the way to prosperity.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern

But certainly, M&A is kind of a divine kind of thing. We continue to look at that. We want to be smart about it. We want to make sure it’s accretive to, certainly, EPS and minimal tangible book value dilution, that we would find a path back to in the 3.5, 4, to 4.5 kind of period on a payback basis. But conversations are good.

But as we all know, when we’ve declined from many, many thousands of banks, now in the 5,000, performers are clearly left. And so, the market is trading at numbers not seen for a long time.

So, we need to get our currency to where we have a little more opportunity in the market to pay a higher number than what we’re currently trading. And we certainly look at those options, today, as we speak.

Evan Lisle

Well, awesome. That’s it for me, guys. Thanks for taking my questions and great quarter.

Mark Klein

Yeah, thanks, Evan. Tell, Brian we said a hello.

Tony Cosentino

Talk to you later, Evan.

Evan Lisle

Alright, I will. Sounds good, guys.

CONCLUSION

Operator

Once again, if you would like to ask a question, please press “*”, then “1”. And please wait, while we continue to pull for questions. If there are no further questions. I will now turn the call back to Mark Klein.

Mark Klein

Thank you. And once again, thank you all for joining us, this morning. We certainly look forward to speaking with you in January of our full year and our fourth quarter. Have a great weekend. Thanks for joining.

Tony Cosentino

Take care.

Operator

The conference has now concluded. Thank you for attending today’s presentation, and you may now disconnect.

SB Financial Group, Inc.

Friday, October 29, 2021, 11:00 AM Eastern